Exhibit 5.1

(269) 337-7700 Fax: (269) 337-7701

August 30, 2024

NeuroOne Medical Technologies Corporation

7599 Anagram Drive

Eden Prairie, Minnesota 55344

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to NeuroOne Medical Technologies Corporation, a Delaware corporation (the “Company”), in connection with preparing and filing with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), a Registration Statement on Form S-3 (the “Registration Statement”), in connection with the registration under the Securities Act of the offer and sale from time to time by selling stockholders of up to 5,552,784 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) consisting of: (i) 2,944,446 shares of Common Stock (the “Shares”), (ii) 2,208,338 shares of Common Stock (“PIPE Warrant Shares”) issuable upon the exercise of certain outstanding and issuable Common Stock Purchase Warrants to purchase shares of Common Stock (the “PIPE Warrants”), and (iii) up to 400,000 shares of Common Stock (the “Lender Warrant Shares”, and together with the PIPE Warrant Shares, the “Warrant Shares”) issuable upon the exercise of certain Common Stock Purchase Warrants to purchase shares of Common Stock (the “Lender Warrants”, and together with the PIPE Warrants, the “Warrants”). The Shares and the PIPE Warrants were issued pursuant to those certain Securities Purchase Agreements, dated August 1, 2024, by and among the Company and the selling stockholders named therein (the “SPA”). The PIPE Warrant Shares will be issuable pursuant to the terms of the PIPE Warrants, each dated as of August 2, 2024, by and between the Company and the selling stockholders named therein. 100,000 of the Lender Warrants have been issued pursuant to the loan and security agreement and fee letter between the Lender and the Company dated as of August 2, 2024 (the “Lender Documents”). An additional 300,000 of the Lender Warrants may be issued pursuant to the Lender Documents in the future upon the occurrence of events described in the Lender Documents.

In connection with this opinion letter, we examined originals or copies of such records, instruments, certificates, opinions, memoranda and other documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. We have not independently sought to verify factual matters. In conducting our examination, we assumed, without independent investigation, the genuineness and authenticity of all signatures on original documents, the accuracy, completeness and authenticity of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as copies, and the authenticity of the originals of such copies, the accuracy and completeness of all records made available to us by the Company, and the due authorization, execution and delivery by the selling stockholders of all documents where authorization, execution and delivery are prerequisites to the legal effectiveness of such documents. In addition, in connection with this opinion letter, we have assumed that the Common Stock will be offered in the manner and on the terms identified or referred to in the Registration Statement, the accompanying prospectus, including all supplements and amendments thereto.

In addition, in connection with this opinion letter, we have assumed, without independent investigation (i) that the remaining Lender Warrants, if issued, will be issued pursuant to the terms of the Lender Documents and in the form attached thereto, (ii) that the Warrants will be exercised in accordance with their terms and applicable securities laws, in the manner and on the terms identified or referred to in the Registration Statement and the related prospectus, including all supplements and amendments thereto, and before the resale of the Warrant Shares, and (ii) that the Warrant Shares will be duly registered on the books of the transfer agent and registrar therefor in the name and on behalf of the persons exercising the Warrants upon exercise of the Warrants. With respect to the Warrant Shares, we express no opinion to the extent that future issuances of securities of the Company, including the Warrant Shares, and/or antidilution adjustments to outstanding securities of the Company, including the Warrants, may cause the Warrants to be exercisable for more shares of Common Stock than the number that then remain authorized, unissued, unreserved, and available for issuance.

Our opinions herein are limited solely to the matters set forth herein. The law covered by the opinions expressed herein is limited to the Delaware General Corporation Law as in effect on the date hereof (the “DGCL”). We are not admitted to practice in the State of Delaware and, with respect to the opinions set forth below, with your permission, we have (i) limited our review to standard compilations available to us of the DGCL, which we have assumed to be accurate and complete, and (ii) not reviewed case law. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion with respect to federal law, including federal securities laws, or state blue sky securities laws. It is understood that this opinion letter is to be used only in connection with the offer and resale of the Shares and the Warrant Shares while the Registration Statement is effective under the Securities Act.

Based upon, subject to and limited by the foregoing, we are of the opinion that (i) the Shares are validly issued, fully paid and non-assessable, and (ii) upon the valid exercise of the Warrants in accordance with their terms, including proper issuance and delivery to the persons exercising such Warrants of the underlying Warrant Shares duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the holder of such Warrants, and the payment in full of the exercise price thereof (not less than par value), all in accordance with the terms of the Warrants, the SPA or the Lender Documents, as applicable, and in accordance with and in the manner described in the Registration Statement, the Warrant Shares will be validly issued, fully paid and non-assessable.

In giving the opinions set forth above, with respect to the Shares and the Warrant Shares opined on in this opinion letter, we have assumed that at or prior to the time of the delivery of such Shares and Warrant Shares, the authorization of such Shares and Warrant Shares will not have been modified or rescinded, and there will not have occurred any change in law affecting such Shares and Warrant Shares, including their validity or enforceability.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement and the related prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission. This opinion speaks only at and as of its date and is based solely on the facts and circumstances known to us as of such date. In addition, in rendering this opinion, we assume no obligation to revise, update or supplement this opinion (i) should the present aforementioned laws be changed by legislative action, judicial decision or otherwise, or (ii) to reflect any facts or circumstances which may hereafter come to our attention.

Very truly yours,

/s/ Honigman LLP
Honigman LLP

PDT/IP/EJJ/ JPK